Exhibit 10.31

LANDAMERICA FINANCIAL GROUP, INC.

2003 CASH UNIT AGREEMENT

THIS CASH UNIT AGREEMENT, dated as of this 16th day of December, 2003, between LandAmerica Financial Group, Inc., a Virginia corporation (the “Company”) and _____________________ (the “Participant”), is made pursuant and subject to the provisions of the LandAmerica Financial Group, Inc. 2000 Stock Incentive Plan, as may be amended from time to time (the “Plan”).  The Plan is incorporated herein by reference. All terms used herein that are defined in the Plan shall have the same meanings given them in the Plan.

1.

Award of Cash Units.  Subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the Company on this date awards to the Participant ______________ (____) Cash Units (known under the Plan as Phantom Stock and referred to herein as “Cash Units”).  The value of each Cash Unit is equivalent to a share of Common Stock.

2.

Terms and Conditions.  The award of Cash Units hereunder is subject to the following terms and conditions:

(a)

Vesting.  Except as provided in Section 3 of this Agreement, this award of Cash Units shall vest, and become nonforfeitable in accordance with the schedule set forth below:

Percent of

 Date

Award Vested

December 16, 2004

25%

December 16, 2005

50%

December 16, 2006

75%

December 16, 2007

100%

(b)

Value of Cash Units.  The dollar value of each Cash Unit on any date shall be equal to the Fair Market Value of a share of Common Stock on that date.

(c)

Hypothetical Nature of Cash Units.  This Award shall be reflected by the Company in an unfunded account established for bookkeeping purposes only.  The Cash Units credited to such account shall be used solely to determine amounts to be paid to the Participant hereunder, shall not represent an equity security of the Company and shall not carry any voting or dividend rights, except the right to receive payments equivalent to dividends as set forth herein.

(d)

Tax Withholding.   The Company shall have the right to retain and withhold from any payment under this Agreement, the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment.  At its discretion, the Company may require the Participant receiving payment under this Agreement to reimburse the Company for any such taxes required to be withheld or otherwise deducted and paid by the Company, and, withhold any distribution in whole or in part until the Company is so reimbursed.  In lieu thereof, the Company shall have the unrestricted right to withhold, from any other cash amounts due (or to become due) from the Company to the Participant, an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes.

3.

Death; Disability; Retirement; Termination of Employment.  The Cash Units not yet vested shall become 100% vested in the event that the Participant dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or an Affiliate.  In the event that the Participant retires from employment with the Company prior to becoming 100% vested, but after age 58, or in any other circumstance approved by the Committee in its sole discretion, the Cash Units shall become 100% vested.  In all events other than those previously addressed in this paragraph, if the Participant ceases to be an employee of the Company or an Affiliate, the Participant shall be vested only as to that percentage of Cash Units which is vested at the time of the termination of his employment and the Participant shall forfeit the right to payment f or Cash Units which is not yet vested.

4.

Payment for Cash Units.  Payment for Participant’s Cash Units shall be made at such time as each Cash Unit becomes vested.  Participant’s payment for each Cash Unit shall equal the Fair Market Value of a share of Common Stock on the date the Cash Unit vests.  All payments for Participant’s Cash Units, when due and payable, shall be made in a single lump sum cash payment.  No payment may be made in Common Stock.

5.

Dividends.  Participant shall be entitled to receive, for each Cash Unit held, a cash payment equal to any cash dividend or other distributions paid with respect to a share of Common Stock, provided that if any such dividends or distributions are paid in shares of Common Stock, the Fair Market Value of such shares of Common Stock shall be converted into Cash Units, and further provided that such Cash Units shall be subject to the same forfeiture restrictions as apply to the Cash Units with respect to which they relate.  Any cash payments under this Section 5 shall be subject to withholdings as set forth in Section 2(d).

6.

No Right to Continued Employment.  This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his or her employment at any time.

7.

Change of Control or Capital Structure.  The number of Cash Units covered by this

Award shall be proportionately adjusted as the Committee shall determine to be equitably required for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from any stock dividend (but only on the Common Stock), stock split, subdivision, combination, reclassification, recapitalization or general issuance to the holders of Common Stock of rights to purchase Common Stock at substantially below its then fair market value or any change in the number of such shares outstanding effected without receipt of cash or property or labor or services by the Company or for any spin-off, spin-out, split-up, split-off or other distribution of assets to shareholders.

In the event of a Change of Control, the provisions of Section 13.03 of the Plan shall apply to this award of Cash Units.  In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change in all of its authorized shares without par value into the same number of shares with par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

The award of Cash Units pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

8.

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, except to the extent that federal law shall be deemed to apply.

9.

Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

10.

Participant Bound by Plan.  The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

11.

Binding Effect.  Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his or her signature hereto.

LANDAMERICA FINANCIAL GROUP, INC.

By:  _______________________

Charles H. Foster, Jr.

Chairman and Chief Executive Officer

PARTICIPANT

___________________________

LANDAMERICA FINANCIAL GROUP, INC.

Schedule

to

2003 Cash Unit Agreement

Names of Executive Officers	Cash Unit Awards
Charles H. Foster, Jr.	14,700
Janet A. Alpert	8,400
Theodore L. Chandler, Jr.	8,400
G. William Evans	6,300
Michelle H. Gluck	1,260
Kenneth Astheimer	1,260
Jeffrey C. Selby	1,260
Glyn J. Nelson	420
Melissa A. Hill	420
John R. Blanchard	420